                                             Exhibit 5


         [Letterhead of J.P. Morgan & Co. Incorporated]



                                             November 14, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


      Re:   J. P. Morgan & Co. Incorporated
            Registration Statement on Form S-3
            ----------------------------------

Dear Sir or Madame:

      I am a Vice President, Assistant General Counsel and Assistant Secretary of J. P. Morgan & Co. Incorporated, a Delaware corporation ("J. P. Morgan") and in such capacity am acting as counsel in connection with J. P. Morgan's Registration Statement on Form S-3 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") with respect to $2,740,000,000 aggregate amount of Debt Securities, Warrants to Purchase Debt Securities, Series Preferred Stock, Preferred Stock and Depositary Share Warrants ("Preferred Stock Warrants"), Depositary Shares and Currency Warrants (the "Registration Statement"). Capitalized terms not defined herein have the meaning given to them in the Registration Statement.

      The Depositary Shares are issuable under a deposit agreement (the "Deposit Agreement") between J. P. Morgan and
Morgan Guaranty Trust Company of New York.

      I have examined such documents and made such other investigations as I have deemed necessary or advisable for purposes of this opinion. Based thereon, I am of the opinion that:

      1. J. P. Morgan is a corporation duly organized and validly existing under the laws of the State of Delaware.

      2. The Warrants to Purchase Debt Securities, when duly authorized, executed, countersigned and delivered against payment therefor, will be legally issued and will constitute binding obligations of J. P. Morgan in
            accordance with their terms.

      3. The Debt Securities, when duly authorized, executed, authenticated and delivered against payment therefor
or
            upon receipt of the exercise price of the Warrants to Purchase Debt Securities, will be legally issued and will constitute binding obligations of J. P. Morgan in
            accordance with their terms.

      4. The shares of Series Preferred Stock have been duly and validly authorized and reserved for issuance and, when
            issued, executed and paid for as contemplated in the Registration Statement or upon receipt of the exercise
            price of the Preferred Stock Warrants, will be validly
            issued, fully paid and nonassessable.

      5.    The Depositary Shares have been duly authorized by
            J. P. Morgan and, when the Registration Statement becomes effective under the Act, when the Deposit Agreement has been duly authorized, executed and delivered by the Depositary, and when the Depositary Shares have been duly executed, issued and paid for in
            accordance with the terms and provisions of the Deposit
            Agreement and as contemplated in the Registration Statement, the Depositary Shares will be validly issued, fully paid and nonassessable.

      6. The Preferred Stock Warrants, when duly authorized, executed, countersigned and delivered against payment thereof will be legally issued and will constitute binding obligations of J. P. Morgan in accordance with
            their terms.

      7. The Currency Warrants, when duly authorized, executed,
            countersigned and delivered against payment thereof, will be legally issued and will constitute binding obligations of J. P. Morgan in accordance with their terms.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name under the caption "Legal Opinion's" in the Prospectus contained in the Registration Statement

                                      Very truly yours,

                                      Margaret M. Foran/s/